Atlanta Gas Light
Chattanooga Gas
Elizabethtown Gas
Elkton Gas
Florida City Gas
Nicor Gas Company
Virginia Natural Gas
Sequent Energy Management

AGL Resources reports first quarter 2013 earnings

•	First quarter diluted GAAP EPS of $1.31 versus diluted GAAP EPS of $1.11 in first quarter 2012

•	Adjusted diluted non-GAAP EPS of $1.31 for first quarter 2013 compared to $1.16 for first quarter 2012, excluding Nicor merger-related expenses in 2012

•	Primary driver of year-over-year performance for the first quarter was slightly colder-than-normal weather in 2013 compared to significantly warmer-than-normal weather in 2012

•	Diluted EPS guidance range for 2013 affirmed at $2.50 - $2.70 in aggregate, and $2.40-$2.50 excluding wholesale services segment

ATLANTA, April 30, 2013 -- AGL Resources Inc. (NYSE: GAS) today reported first quarter 2013 net income of $154 million, or $1.31 per basic and diluted share. Earnings before interest and taxes (EBIT) were $304 million.

Diluted EPS	1Q13	1Q12	Variance
GAAP	$1.31	$1.11	$0.20
Adjusted to exclude 2012 merger-related costs (1)	$1.31	$1.16	$0.15
Further adjusted to exclude wholesale services (1)	$1.23	$1.06	$0.17
(1)	A reconciliation of these non-GAAP measures to GAAP financial measures can be found at the end of this release.

“With weather that was 5% colder-than-normal in Illinois and slightly colder-than-normal in Georgia, our first quarter performance significantly improved year-over-year when compared to record warm weather in 2012. Beyond weather effects, our strategic approach of utilizing a shared services model continues to bring benefits to our customers and shareholders through the optimization of operations and maintenance expenses,” said John W. Somerhalder II, chairman, president and chief executive officer of AGL Resources. “Our wholesale services and midstream operations remain challenged in an environment of low natural gas price volatility, but we have positioned them to operate more efficiently. With a strong first quarter complete, we reaffirm our 2013 earnings per share guidance of $2.50 to $2.70 per share.”

FIRST QUARTER 2013 EBIT RESULTS BY SEGMENT
(in millions)
Operating Segment	1Q13 EBIT	1Q12 EBIT	Variance	% Operating EBIT Contribution 1Q13
Distribution operations	$218	$194	$24	71%
Retail operations (1)	70	60	10	23
Wholesale services	15	19	(4)	5
Midstream operations	2	3	(1)	<1
Cargo shipping	2	1	1	<1
Corporate (2)	(3)	(11)	8	n/a
Total	$304	$266	$38	100%
(1)	Before noncontrolling interest of $10 million for 1Q13 and $9 million for 1Q12.
(2)	Includes $10 million of Nicor merger-related expense in 1Q12.

Distribution Operations EBIT Variance Drivers

•	Weather in Illinois was 34% colder than first quarter 2012, resulting in a $14 million EBIT improvement year-over-year at Nicor Gas.

o	5% colder-than-normal weather in Illinois resulted in an EBIT benefit vs. normal weather of $2 million during the first quarter of 2013.

•	EBIT improved $8 million as a result of increased revenues from regulatory infrastructure programs at Atlanta Gas Light.

•	Operations and maintenance expense was essentially flat year-over-year, excluding pass through expenses and depreciation and amortization, as we achieved efficiencies that offset inflationary costs.

•	Depreciation and amortization was higher by $2 million year-over-year as a result of infrastructure improvements.

Retail Operations EBIT Variance Drivers

•	Weather in Georgia was 49% colder than first quarter 2012, resulting in a $10 million EBIT improvement year-over-year.

o	Weather was 1% colder-than-normal, resulting in an EBIT benefit vs. normal weather of $4 million during the first quarter of 2013.

•	The January 31, 2013 acquisition of 500,000 retail warranty contracts contributed $1 million of EBIT.

•	Operations and maintenance expense was in line with the prior year.

Wholesale Services EBIT Variance Drivers

•
Commercial activity was higher by $26 million compared to the same period in the prior year, driven primarily by the recognition of operating margin resulting from the physical withdrawal of storage economically hedged at the end of 2012.

•	Higher commercial activity was offset by:

o	Storage hedge losses of $17 million in first quarter 2013 compared to storage hedge gains of $19 million in first quarter 2012, and

o	Hedge losses of $4 million compared to hedge gains of $9 million in first quarter 2012 related to natural gas transportation positions.

•	The storage rollout schedule is $34 million as of March 31, 2013 compared to $27 million at December 31, 2012 and $19 million at March 31, 2012.

Midstream Operations EBIT Variance Drivers

•
First quarter 2013 EBIT decline was driven by higher operating expenses related to new facilities being placed into service in 2012, partially offset by slightly higher operating margin and other income from equity interest in Horizon pipeline.

Cargo Shipping EBIT Variance Drivers

•	First quarter 2013 EBIT improvement was driven by a 10% increase in twenty-foot-equivalent units and lower depreciation and amortization expense.

INTEREST EXPENSE, INCOME TAXES AND MINORITY INTEREST

•	Interest expense for the first quarter of 2013 was $46 million, a decline of $1 million compared to the first quarter of 2012.

•	Income tax expense for the first quarter of 2013 was $94 million compared to $80 million first quarter of 2012 due to higher consolidated earnings for the quarter relative to the prior year.

•
Net income attributable to noncontrolling interest for the first quarter of 2013 was $10 million compared to $9 million for the first quarter of 2012. This reflects the 15% ownership interest of our partner in SouthStar Energy Services.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will hold a conference call to discuss its first quarter 2013 results on April 30, 2013 at 4 p.m. Eastern Time. The conference call will be webcast, and can be accessed via the Investor Relations section of the company's Web site (www.aglresources.com). Participants also may listen via telephone by dialing 866.510.0712 if calling from the U.S., or 617.597.5380 if dialing from outside of the U.S. (Passcode: 81257858). For participants on the telephone, please place your call 10 minutes prior to the start of the call. The webcast will be archived on the Investor Relations section of the company’s website. A telephone replay will be available for seven days following the call and can be accessed by dialing 888.286.8010 from the U.S., or 617.801.6888 from outside of the U.S. (Passcode: 20405711).

About AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. As the nation’s largest natural gas-only distributor based on customer count, AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 600,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Nicor National, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release, in other reports or statements we file with the SEC or otherwise release to the public, and on our website, are forward-looking statements. Senior officers and other employees may also make verbal statements to analysts, investors, regulators, the media and others that are forward-looking. Forward-looking statements involve matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," "potential," "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the quote from John W. Somerhalder II and our 2013 earnings outlook and related expectations and assumptions.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of our depreciation study for Nicor Gas and related legislation; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas and on our cargo shipping business; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We undertake no obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required under United States federal securities law.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which include the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income and other income and expenses. Items that are not included in EBIT are income taxes and financing costs, including debt and interest expense, each of which the company evaluates on a consolidated basis.  The company believes EBIT is a useful measurement of its performance because it provides information that can be used to evaluate the effectiveness of its businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

In addition, in this press release AGL Resources has presented a non-GAAP measure of adjusted earnings per share (EPS) that excludes expenses incurred with respect to the Nicor merger and a non-GAAP measure of adjusted EPS that excludes the wholesale services segment. As the company does not routinely engage in transactions of the magnitude of the Nicor merger, and consequently does not regularly incur transaction and integration-related expenses of correlative size, the company believes presenting EPS excluding Nicor merger-related expenses provides investors with an additional measure of AGL Resources’ core operating performance. Examples of such expenses related to the merger and integration are: employee severance, relocation, consulting services, temporary labor and certain travel costs. In addition, the company believes that presenting EPS excluding wholesale services provides investors with additional measure of core operating performance excluding the volatility effects resulting from mark-to-market accounting in the wholesale services segment. Details related to these adjustments are included in the management discussion and analysis section of the Annual Report on Form 10-K.

EBIT and adjusted EPS should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than net income attributable to AGL Resources Inc. or EPS as determined in accordance with GAAP. In addition, the company's EBIT and adjusted EPS may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's Web site at http://www.aglresources.com/ under the Investor Relations section.

AGL Resources Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2013	2012	Fav / (Unfav)
Operating revenues (include revenue taxes of $50 and $41 for 2013 and 2012, respectively).	$1,709	$1,404	$305
Operating expenses
Cost of goods sold	973	719	(254)
Operation and maintenance	259	245	(14)
Depreciation and amortization	107	104	(3)
Nicor merger expenses	–	10	10
Taxes other than income taxes	71	64	(7)
Total operating expenses	1,410	1,142	(268)
Operating income	299	262	37
Other income	5	4	1
Earnings before interest and taxes	304	266	38
Interest expense, net	46	47	1
Earnings before income taxes	258	219	39
Income tax expense	94	80	(14)
Net income	164	139	25
Less net income attributable to the noncontrolling interest	10	9	(1)
Net income attributable to AGL Resources Inc.	$154	$130	$24

Earnings per common share
Basic	$1.31	$1.12	$0.19
Diluted	$1.31	$1.11	$0.20

Weighted average shares outstanding
Basic	117.4	116.7	(0.7)
Diluted	117.7	117.0	(0.7)

AGL Resources Inc.
EBIT schedule and reconciliation to Net Income
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2013	2012	Fav / (Unfav)
Distributions operations	$218	$194	$24
Retail operations	70	60	10
Wholesale services	15	19	(4)
Midstream operations	2	3	(1)
Cargo shipping	2	1	1
Corporate/other	(3)	(11)	8
Consolidated EBIT	304	266	38
Interest expenses, net	46	47	1
Income tax expense	94	80	(14)
Net income	164	139	25
Less net income attributable to the noncontrolling interest	10	9	(1)
Net income attributable to AGL Resources Inc.	$154	$130	$24

AGL Resources Inc.
Reconciliation of Earnings per Share to Adjusted Earnings per Share
 (Unaudited)

Adjusted to exclude Nicor merger related costs and wholesale services:
	Three months ended March 31,
	2013	2012
Basic earnings per share – as reported	$1.31	$1.12
Transaction costs of Nicor merger (per share)	-	0.05
Basic earnings per share – as adjusted	$1.31	$1.17
Wholesale services (per share)	(0.08)	(0.10)
Basic earnings per share – as further adjusted	$1.23	$1.07

	Three months ended March 31,
	2013	2012
Diluted earnings per share – as reported	$1.31	$1.11
Transaction costs of Nicor merger (per share)	-	0.05
Diluted earnings per share – as adjusted	$1.31	$1.16
Wholesale services (per share)	(0.08)	(0.10)
Diluted earnings per share – as further adjusted	$1.23	$1.06